                                                                    Exhibit 99.1

     NARA BANCORP, INC. ANNOUNCES 47% INCREASE IN 2003 FIRST QUARTER INCOME

LOS ANGELES - April 24, 2002 - Nara Bancorp, Inc. (Nasdaq: NARA), the holding company of Nara Bank, N.A., today announced preliminary unaudited financial results for first quarter of 2003. The Company reported net income of $3.2 million, or $0.29 per diluted share, for the quarter ended March 31, 2003 compared with $2.2 million, or $0.19* per diluted share for the same quarter last year.

First Quarter Highlights:

   General

      -     Surpassed $1 Billion in Assets

      -     56.04% efficiency ratio compared to 65.47% for first quarter of 2002

      -     19.36% ROE compared to 14.63%* for first quarter of 2002

      -     1.32% ROA compared to 1.29%* for first quarter of 2002

      -     Successfully completed 2 for 1 stock split

      -     Consent order lifted

      -     Declared $0.05 dividend for the first quarter

   Balance Sheet Items - First Quarter of 2003 Compared to December 31, 2002

      -     4% or $29.5 million loan growth to $759.3 million

      -     2% or $13.5 million deposit growth to $830.4 million

      - Maintained a low 0.21% non-performing assets to total assets ratio compared to 0.22%

   Income Statement Items - First Quarter of 2003 Compared to First Quarter of 2002

      -     47% increase in net income to $3.2 million compared to $2.2 million*

      -     53% increase in diluted EPS to $0.29 compared to $0.19*

      - 34% increase in interest income to $13.9 million compared to $10.4 million

      - 38% increase in interest expense to $4.1 million compared to $3.0 million

      - 32% increase in non-interest income to $4.9 million compared to $3.7 million

      - 13% increase in non-interest expense to $8.2 million compared to $7.3 million

Financial Summary

The Company reported net income of $3.2 million, or $0.29 diluted earnings per share, an increase of 47%, for the first quarter of 2003 compared with $2.2 million*, or $0.19* per diluted earnings per share for the first quarter of 2002.

The resulting annualized return on average assets for the first quarter ended March 31, 2003 was 1.32%, and the annualized return on average equity was 19.36%. The ROA* and ROE* for the first quarter of 2002 were 1.29% and 14.58%, respectively. The efficiency ratio was 56.04% in the first quarter of 2003, compared to 65.52% for the corresponding period of the previous year.

Benjamin Hong, President and Chief Executive Officer, commented, "We are very pleased with our strong financial performance during the first quarter of 2003. The first quarter was a very exciting and symbolic period for Nara. Our net income increased 47% to $3.2 million compared with first quarter of 2002 and our total assets surpassed $1 billion. We continue to strengthen our infrastructure to execute our successful business model to increase the value of our franchise and shareholder values.

"As evidenced by the first quarter 2003 efficiency ratio of 56.04% compared with 65.47% during the first quarter of 2002, our strong asset growth and the improved performance of our relatively new branches should further improve our competitiveness. Based on the current interest rate environment and our continued loan growth through strict underwriting standards complemented by our low cost of fundings, we are increasing our estimated diluted EPS for 2003 to a range of between $1.16 to $1.20 from a stock split adjusted range of between $1.13 to $1.15."

Net Income and Net Interest Income

Net income increased by 47% to $3.2 million for the quarter ended March 31, 2003 from $2.2 million* for the corresponding quarter ended March 31, 2002. Net interest income before provision for loan losses for the quarter increased by $2.4 million, or 32%, to $9.8 million compared with $7.4 million in 2002. The increase is due to an increase of $282 million in average net interest earning assets to $910.1 million in the first quarter of 2003 compared with $627.6 million in the first quarter of 2002. Net interest margin decreased to 4.32% for the first quarter of 2003, compared with 4.74% for the same period in 2002. The decrease in net interest margin is attributable to the decrease in market interest rates, which negatively affects our asset sensitive portfolio.

Non-interest Income

Non-interest income increased $1.2 million to $4.9 million for the quarter ended March 31, 2003, compared with $3.7 million for the corresponding quarter of 2002. The increase was primarily due to an increase in service charge on deposits and in gain on sale of SBA loans. During the first quarter of 2003, service charge on deposits increased $282,000, or 20%, to $1.7 million compared with $1.4 million in the first quarter of 2002. Gains from the sale of SBA loans and securities of $1.2 million and $159,000, respectively, were recognized during the first quarter of 2003 compared with $357,000 and $572,000 in the same quarter of 2002.

Non-interest Expense

Non-interest expense for the first quarter increased by $937,000, or 13%, to $8.2 million from $7.3 million for the corresponding quarter of 2002, primarily due to an increase in expenses related to personnel, advertising and marketing, and professional fees. Personnel expenses increased $491,000 to $4.6 million compared with $4.1 million due to additional staffing required to support the organic growth of the Bank. Advertising and marketing expenses increased $120,000 due to certain promotions and advertisements that were conducted during the first quarter of 2003 to celebrate our $1 billion in assets milestone as well as to announce special commercial banking products to the communities. Professional fees increased $148,000 due to the general growth of the Company.

Asset Growth

Total assets at March 31, 2003 were $1.0 billion, an increase of $35.8 million, or 4%, from $979.2 million at December 31, 2002. Loans increased $29.5 million, or 4%, to $759.3 million at March 31, 2003 from $729.8 million at December 31, 2002.

Consistent with the Nara Bank's continued focus on commercial banking, the highest growth in the loan portfolio came from the commercial and non-residential real estate, which increased $48.9 million, or 9% to $603.7 million at March 31, 2003 from $554.9 million at December 31, 2002. Trade finance decreased $2.8 million, or 6%, to $42.4 million at March 31, 2003 from $45.2 million at December 31, 2002. The SBA loan portfolio decreased $19.9 million to $54.4 million at March 31, 2003 from $74.3 million at December 31, 2002 due to the combination of sales and pay-down. During the first quarter of 2003, the SBA department funded $20.2 million in loans and sold $18.5 million in loans. Consumer loans increased $3.4 million to $60.1 million compared to $56.8 million.

Credit Quality

Total non-performing assets decreased $83,000 to $2.1 million at March 31, 2003 compared with $2.2 million at December 31, 2002. Net loan charge-offs were $351,000 for the quarter ended March 31, 2003, compared with net charge-offs of $273,000 for the corresponding quarter of the prior year. The Company provided $1.3 million in provisions for loan losses during the first quarter of 2003 compared to $350,000 in the corresponding quarter of 2002. Additional provisions during the quarter brought the allowance for loan losses to $9.4 million compared with $6.8 million at March 31, 2002.

Securities

Securities, including those available for sale and held to maturity, totaled $131.2 million at March 31, 2003, an increase of $26.8 million, or 26%, compared to December 31, 2002. During the first quarter, the Company purchased $41.4 in securities and $14.6 million in securities were sold or matured.

Deposits

Total deposits of $830.4 million at March 31, 2003 reflect an increase of $13.5 million, or 2%, from December 31, 2002. The increase is the result of the continued marketing efforts of the branches and various promotions conducted during the first quarter of 2003. The average cost of deposits for the quarter ended March 31, 2003 decreased to 1.63% from 1.68% for the corresponding quarter of the prior year due to the decreases in market interest rates.

Income Taxes

The effective tax rate, 37%, for the first quarter ended March 31, 2003 did not change from the first quarter of 2002.

Capital

Stockholders' equity increased by $3.4 million, or 5%, to $68.8 million at the end of the first quarter of 2003 from $65.4 million at December 31, 2002. The Tier 1 Leverage Ratio of the Company was 8.26% at March 31, 2003 and 8.72% at December 31, 2002. The total risk based capital ratio was 10.52% at March 31, 2003 compared to 10.69% at December 31, 2002. The Company's capital ratios exceed regulatory requirements, and the Company continues to be categorized as "Well Capitalized."

*Ratio/figure excludes a $4.2 million one time income recognition of negative goodwill due to the change in accounting principle related to SFAS No. 142, Goodwill and Other Intangible Assets during the first quarter of 2002.

About Nara Bancorp, Inc.


Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. A full-service commercial bank headquartered in Los Angeles, Nara Bank operates full-service branches in Northern and Southern California and the Greater New York Metropolitan area and loan production offices in Seattle, Chicago, Atlanta and New Jersey. Nara Bank serves a large and diverse group of customers throughout the United States. Nara Bank has developed core business banking products for small and medium-sized companies and specializes in commercial real estate and business lending, SBA lending and international trade financing.

Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest growing segments of the Asian ethnic group over the past decade. Currently with 18 branches and offices on both east and west coasts, Nara Bank is strategically positioned to expand further into communities it serves.

This press release may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, and pricing. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors and the information that could materially affect the Company's financial results, described in other documents the Company files from time to time with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

                               NARA BANCORP, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                     AT MARCH 31, 2003    AT DECEMBER 31, 2002
ASSETS                                                                                  UNAUDITED
Cash and due from banks                                                               $       82,920         $      104,743
Securities available for sale, at fair value                                                 128,438                101,623
Securities held to maturity, at cost (fair value $2,980 at March 31, 2003 and
 $2,927 at December 31, 2002)                                                                  2,794                  2,779
Federal Home Loan Bank stock and other equity securities                                       5,261                  4,747
Loans                                                                                        759,346                729,815
Allowance for loan losses                                                                     (9,407)                (8,458)
                                                                                      --------------         --------------
Net loans                                                                                    749,939                721,357
                                                                                      --------------         --------------
Accrued interest receivable                                                                    4,359                  4,195
Premises and equipment, net                                                                    4,961                  4,995
Goodwill and intangible assets, net                                                            2,363                  2,394
Other assets                                                                                  34,041                 32,416
                                                                                      --------------         --------------
  Total assets                                                                        $    1,015,076         $      979,249
                                                                                      ==============         ==============
LIABILITIES

Deposits                                                                              $      830,422         $      816,918
Borrowings                                                                                    80,000                 65,000
Trust preferred securities                                                                    17,418                 17,413
Accrued interest payable                                                                       3,492                  2,861
Other liabilities                                                                             14,943                 11,688
                                                                                      --------------         --------------
  Total liabilities                                                                          946,275         $      913,880
                                                                                      --------------         --------------
STOCKHOLDERS' EQUITY

Common stock, $0.001 par value, authorized 20,000,000 shares at March 31, 2003 and at December 31, 2002, shares issued and outstanding 10,735,058 at
 March 31, 2003 and 10,690,630 at December 31, 2002                                   $           11         $           11
Capital surplus                                                                               33,166                 32,930
Retained earnings                                                                             32,610                 29,903
Accumulated other comprehensive income                                                         3,014                  2,525
                                                                                      --------------         --------------
  Total stockholders' equity                                                                  68,801                 65,369
                                                                                      --------------         --------------
  Total liabilities and stockholders' equity                                          $    1,015,076         $      979,249
                                                                                      ==============         ==============

                               NARA BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
          (UNAUDITED: DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                THREE MONTHS ENDED MARCH 31,
                                                                           ------------------------------------
INCOME STATEMENT                                                                2003                  2002
                                                                           --------------        --------------
Interest income:
  Loans                                                                    $       11,518        $        9,014
  Securities                                                                        1,452                 1,233
  Federal funds sold and interest bearing deposits with other
   financial institutions                                                             138                   164
  Interest rate swaps                                                                 833                    --
                                                                           --------------        --------------
    Total interest income                                                          13,941                10,411
                                                                           --------------        --------------
Interest expenses:
  Deposits                                                                          3,331                 2,486
  Borrowings                                                                          773                   478
                                                                           --------------        --------------
    Total interest expense                                                          4,104                 2,964
                                                                           --------------        --------------
    Net interest income                                                             9,837                 7,447
Provision for loan losses                                                           1,300                   350
                                                                           --------------        --------------
  Net interest income after provision for loan losses                               8,537                 7,097
                                                                           --------------        --------------
Noninterest income:
  Service charge on deposits                                                        1,724                 1,442
  Other charges and fees                                                            1,624                 1,326
  Gain on sale of loans and securities                                              1,359                   929
  Gain on interest rate swaps                                                         148                    --
  Miscellaneous income                                                                  9                     8
                                                                           --------------        --------------
    Total noninterest income                                                        4,864                 3,705
                                                                           --------------        --------------
Noninterest expense:
  Personnel                                                                         4,561                 4,070
  Occupancy                                                                         1,052                 1,012
  Furniture and equipment                                                             376                   378
  Advertising and marketing                                                           335                   215
  Communications                                                                      218                   216
  Data processing                                                                     551                   510
  Professional fees                                                                   453                   302
  Miscellaneous expense                                                               692                   598
                                                                           --------------        --------------
    Total noninterest expense                                                       8,238                 7,301
                                                                           --------------        --------------
Income before income taxes and cumulative effect of a change in
  accounting principle                                                              5,163                 3,501
Income tax provision                                                                1,919                 1,280
                                                                           --------------        --------------
Income before cumulative effect of a change in accounting principle                 3,244                 2,221
Cumulative effect of a change in accounting principle                                  --                 4,192
                                                                           --------------        --------------
Net income                                                                 $        3,244        $        6,413
                                                                           ==============        ==============
Earnings Per Share:
Income before cumulative effect of a change in accounting principle
  Basic                                                                    $         0.30        $         0.20
  Diluted                                                                            0.29                  0.19
Cumulative effect of a change in accounting principle
  Basic                                                                    $           --        $         0.38
  Diluted                                                                              --                  0.36
Income after cumulative effect of a change in accounting principle
  Basic                                                                    $         0.30        $         0.58
  Diluted                                                                            0.29                  0.54
Average Shares Outstanding
  Basic                                                                        10,696,806            11,149,716
  Diluted                                                                      11,222,883            11,793,630

                               NARA BANCORP, INC.
                                SUPPLEMENTAL DATA
          (UNAUDITED: DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                      AT OR FOR THE THREE
                                                    MONTHS ENDED, MARCH 31,
                                                   -------------------------
                                                     2003             2002
                                                   --------         --------
Profitability measures:
  ROA*                                                 1.32%            1.29%
  ROE*                                                19.36%           14.63%
  Net interest margin                                  4.32%            4.74%
  Efficiency ratio                                    56.04%           65.47%
  Yield on average interest-earning assets             6.13%            6.64%
  Cost of interest bearing liabilities                 2.46%            2.83%
  Average cost of deposit during the period            1.63%            1.68%

* 2002 Ratios exclude $4.2 million one time income related to recognition of negative goodwill.

                                                           FOR THE THREE MONTHS ENDED
                                                           --------------------------
                                                      MARCH 31, 2003        MARCH 31, 2002
                                                      --------------        --------------
AVERAGE BALANCES
Net interest earning assets                           $      910,087        $      627,600
Other Assets                                                  71,112                60,050
                                                      --------------        --------------
Total assets                                                 981,199               687,650
                                                      --------------        --------------
Deposits:
  Noninterest bearing demand deposits                        232,717               196,414
  Savings and interest bearing demand deposits               222,053               166,391
  Time deposits                                              362,581               228,278
    Total deposits                                           817,351               591,083
Borrowings                                                    64,701                14,189
Interest bearing liabilities                          $      666,750        $      419,041
Other Liabilities                                            247,419               218,082
                                                      --------------        --------------
Total liabilities                                            914,169               626,942
                                                      --------------        --------------
Equity                                                        67,030                60,708

                               NARA BANCORP, INC.
                                SUPPLEMENTAL DATA
          (UNAUDITED: DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

LOAN PORTFOLIO ANALYSIS:                AT MARCH 31, 2003     AT DECEMBER 31, 2002
Commercial & Real Estate                  $      603,737         $      554,862
Trade Finance                                     42,404                 45,201
SBA Loans                                         54,419                 74,290
Consumer and Other Loans                          60,145                 56,788
                                          --------------         --------------
  Loans outstanding                              760,705                731,141
Unamortized Deferred Loan Fees                    (1,359)                (1,326)
                                          --------------         --------------
  Loans, net of unearned loan fees        $      759,346         $      729,815
                                          ==============         ==============

                                                FOR THE THREE MONTHS ENDED
ALLOWANCE FOR LOAN LOSSES:                 MARCH 31, 2003         MARCH 31, 2002
Balance at Beginning of Period             $        8,458         $        6,710
Provision for Loan Losses                           1,300                    350
Recoveries                                             75                    310
Charge Offs                                          (426)                  (583)
Provision for Losses on Commitments
  and Letters of Credit                                --                     --
                                           --------------         --------------
Balance at End of Period                   $        9,407         $        6,787
                                           ==============         ==============

Loan Loss Allowance/ Gross Loans                     1.24%                  1.32%
Loan Loss Allowance/ Non-Performing
 Loans                                                574%                   445%

Non-performing assets:                      AT MARCH 31, 2003     AT DECEMBER 31, 2002    AT MARCH 31, 2002
Delinquent Loans on Non-Accrual Status        $        1,540         $        1,064         $        1,479
Delinquent Loans on Accrual Status                       100                     18                     46
                                              --------------         --------------         --------------
Total Non-Performing Loans                    $        1,640         $        1,082         $        1,525
OREO                                                      16                     35                     65
Restructured Loans                                       445                  1,067                     --
                                              --------------         --------------         --------------
Total Non-Performing Assets                   $        2,101         $        2,184         $        1,590
                                              ==============         ==============         ==============
Non-Performing Assets/ Total Assets                     0.21%                  0.22%                  0.22%
Non-Performing Loans/Gross Loans                        0.22%                  0.15%                  0.29%

Selected deposit data:                     AT MARCH 31, 2003    AT DECEMBER 31, 2002
  Noninterest bearing demand deposits        $      241,832        $      236,923
  Savings and interest bearing demand
    deposits                                        220,149               225,150
  Time deposits                                     368,441               354,845
                                             --------------        --------------
    Total deposit balances                   $      830,422        $      816,918
                                             --------------        --------------

Selected equity data:                  AT MARCH 31, 2003     AT DECEMBER 31, 2002
  Total stockholders' equity                     68,801                 65,369
  Tier 1 risk-based capital ratio                  9.42%                  9.64%
  Total risk-based capital ratio                  10.52%                 10.69%
  Tier 1 leverage ratio                            8.26%                  8.72%
  Book value per share                   $         6.40         $         5.46